Exhibit 10.13

Addendum to Executive Employment Agreement

This Addendum (“Addendum”) is made and entered into as of August 14, 2025, by and between Kindly MD, Inc., a Utah corporation (the “Company”), and Tim Pickett (“Executive”), and amends that certain Executive Employment Agreement, effective September 1, 2023, as amended by that certain Addendum to Employment Agreement, dated November 11, 2024, and that certain Addendum to Executive Employment Agreement, dated May 12, 2025 (collectively, the “Agreement”).

Recitals

WHEREAS, the Company and Executive previously entered into the Agreement detailing Executive’s compensation and benefits as Chief Executive Officer (“CEO”);

WHEREAS, the Company and Executive wish to modify the Agreement to provide for a change to Executive’s position and duties and to make certain other changes;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Change to Executive’s Title/Position

Section 1 of the Agreement (General Definitions) shall be amended to remove the definition of “Chief Executive Officer”

Section 2.1 of the Agreement (Position) shall be amended to (i) remove all references to “Chief Executive Officer (CEO)” and to replace all such references with “Chief Medical Officer (CMO)” All other references in the Agreement to “Chief Executive Officer (CEO)” shall be replaced with “Chief Medical Officer (CMO)”; and (ii) add the following at the end thereof, to read as follows:

Effective as of the closing date of the merger between Nakamoto Holdings, Inc. (“Nakamoto”) and the Company, Executive will serve on the on the board of directors of Kindly MD, Inc. d/b/a Nakamoto (the “Post-Closing Company,” the board of directors thereof, the “Board”) as a Class II Director. As a Class II Director, Executive’s initial term shall expire at the adjournment of the Post-Closing Company’s 2027 annual meeting of shareholders (the “Initial Term”). During the term of the Agreement, at any time that Executive ceases to be an employee of the Post-Closing Company, the Post-Closing Company and Executive will enter into an agreement or arrangement providing for the same terms and conditions as other members of the Board for the remainder of the Initial Term.

2. Good Reason: The recipient waives any claim to “Good Reason” or any other similar term under any employment agreement, offer letter, equity or equity-based award agreements or plans, cash-based incentive award agreements or plans, or any other similar plans or agreements, in all cases, that may have otherwise been triggered by virtue of entering into this Addendum or any other actions taken herein.

3. Restricted Stock Unit Grant

Following the completion of the closing of the merger between Nakamoto Holdings, Inc. and the Company (the “Closing”), subject to (i) approval of the Board, (ii) timely execution of an award agreement (the “Award Agreement”), and (iii) the terms and conditions of the Award Agreement, such time not to exceed 45 business days following the Closing, Executive will be eligible to receive a grant of performance-based restricted stock units (the “Performance Award”). The grant shall be calculated by dividing $50,000 by the closing trading price of the Post-Closing Company common stock as of the date of grant.

The Performance Award shall time-vest over a four (4) year period, with no vesting during the first twelve (12) months following the grant date (the “Cliff Period”), and thereafter twenty-five percent (25%) of the award shall vest upon completion of the Cliff Period, with the remaining seventy-five percent (75%) vesting in equal quarterly installments over the subsequent thirty six (36) months, subject to Executive’s continued employment or service as a member of the Board with the Post-Closing Company through each applicable vesting date. In the event Executive’s service as a member of the Board is terminated by the Post-Closing Company, any then-unvested Performance Award shall vest in full.

The Performance Award shall also be subject to the achievement of performance milestones established for the grant year. The Performance Award shall be subject to other customary terms to be set forth in the corresponding award agreement and the 2025 Equity Incentive Plan (the “Plan”).

4. Equity Compensation

The Agreement shall be amended, effective following the completion of the Closing, to provide that during the term of the Agreement, Executive is eligible to participate in any equity compensation programs and awards, if any, which are made generally available to similarly-situated employees of the Post-Closing Company (and subject to approval by the Board, timely execution of an Award Agreement, and the terms and conditions of the Award Agreement and the Plan, and which the Post-Closing Company, in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of the Plan or Award Agreements.

5. Employee Benefit Plans

Section 3.8 (Participating in Benefits) shall be amended in its entirety, effective following the completion of the Closing, to read as follows:

“3.8 Participating in Employee Benefits. Executive is eligible to participate in any medical insurance, group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans, if any, which are made generally available to similarly-situated employees of the Post-Closing Company (and subject to eligibility requirements, enrollment criteria, and other terms and conditions of such plans), and which the Post-Closing Company (or any affiliate maintaining any such arrangement), in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of such plans and applicable federal, state, or local law.”

7. No Other Amendments

Except as expressly modified by this Addendum, all terms and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

8. Counterparts

This Addendum may be executed in counterparts, including by electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.

KINDLY MD, INC.

By:	/s/ David Bailey
Name:	David Bailey
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Tim Pickett
Name:	Tim Pickett

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